UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One): [X] Form 10-KSB  [  ] Form 11-K   [  ] Form 20-F  [ ] Form 10-QSB
             --                --               --              --

For Period Ended:   JUNE 30, 2000
                   --------------

[   ] Transition Report on Form 10-K
[   ] Transition Report on Form 20-F
[   ] Transition Report on Form 11-K
[   ] Transition Report on Form 10-Q
[   ] Transition Report on Form N-SAR

For the Transition Period Ended: _______________________

     NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSIONS HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

     If the notification relates to a portion of the filing checked above, identify the items(s) to which the notification relates:

                                     PART I
                             REGISTRANT INFORMATION

                          THE METAL ARTS COMPANY, INC.
                   ------------------------------------------
                            Full Name of Registrant:


                   ------------------------------------------
                           Former Name if Applicable


                                800 St. Paul Street
                   ------------------------------------------
            Address of Principal Executive Office (Street and Number)

                           Rochester, NY 14605
                   ------------------------------------------
                            City, State and Zip Code

                                    PART II
                            RULES 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[ ]      (a)      The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ ]      (b)      The subject annual report, semi-annual report,
                  transition report on Form 10-K, Form 20- F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

_X__ (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

EXPLANATION:

                       See Attached Accountant's Statement



                                    PART IV
                               OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     STANLEY J. DAHLE                   716                      546-7170
         (Name)                      (Area Code)             (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
     identify report(s).    [X]  Yes       [ ]  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?               [X]  Yes       [ ]  No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                          THE METAL ARTS COMPANY, INC.
            --------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

             Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: SEPTEMBER 25, 2000              By: /s/ Stanley J. Dahle
      ------------------              ------------------------
                                        Name: Stanley J. Dahle
                                        Title: President


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                   ATTENTION
   INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                        VIOLATIONS (SEE 18 U.S.C. 1001).

                                                                           DAVIE
                                                                          KAPLAN
                                                                         CHAPMAN
                                                                       BRAVERMAN
                                                    Certified Public Accountants
                                              Business and Financial Consultants
                                                        1000 First Federal Plaza
                                                      Rochester, New York  14614
                                                               Tel: 716-454-4161
                                                               Fax: 716-454-2573



September 25, 2000

Securities and Exchange Commission
450-5th Street North West
Washington, D.C. 20549

Gentlemen/Ladies:

We are unable to complete our audit of the financial statements of The Metal Arts Company, Inc. due to the lack of various information required for us to express an opinion thereon by Septembr 28, 2000. We anticipate obtaining the required information and issuing our report by October 13, 2000.


Very truly yours,



/S/ DAVIE KAPLAN CHAPMAN & BRAVERMAN, P.C.
--------------------------------------------
Davie Kaplan Chapman & Braverman, P.C.





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